EXHIBIT 5.1 LEGAL OPINION OF MARTIN & ASSOCIATES, P.A.

Martin & Associates, P.A.
17115 Kenton Drive, Suite 202A, Cornelius, North Carolina 28031
TELEPHONE (704) 584-0268; FACSIMILE (704) 895-1528

November 2, 2005

Board of Directors
China Mobility Solutions, Inc.
900-789 West Pender Street
Vancouver, B.C., Canada V6C 1H2

Re: Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with China Mobility Solutions, Inc.’s (the “Company”) filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of 4,000,000 shares of the Company's common stock, $.001 par value (the “Shares”), pursuant to the 2006 Non-Qualified Stock Compensation Plan (the “Stock Plan”).

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Plan and the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.

Very truly yours,

                                     /s/ Harold H. Martin
Harold H. Martin
                                                                                  For
Martin & Associates, P.A.